Exhibit 4.1

EXECUTION VERSION

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) dated as of August 20, 2014 is entered into between EMISPHERE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), MHR CAPITAL PARTNERS MASTER ACCOUNT LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), MHR CAPITAL PARTNERS (100) LP, a Delaware limited partnership (“Capital Partners (100)”), MHR INSTITUTIONAL PARTNERS II LP, a Delaware limited partnership (“Institutional Partners II”), and MHR INSTITUTIONAL PARTNERS IIA LP, a Delaware limited partnership (“Institutional Partners IIA” and, together with Master Account, Capital Partners (100) and Institutional Partners II, each, a “Lender” and collectively, the “Lenders”). The obligations under this Agreement are secured by a first priority security interest in substantially all assets of the Company pursuant to the Security Agreement and the other Security Documents. The parties hereto agree as follows:

1. Definitions; Interpretation.

(a) Definitions. The following terms shall have the meanings ascribed to them below:

“Adjusted Consolidated Free Cash Flow” means, for any period, (a) Net Income (Loss), plus (b) without duplication and to the extent not already increasing Net Income (Loss), the sum of (i) any extraordinary or nonrecurring gain realized in cash during such applicable period, (ii) cash interest income, (iii) cash dividends from the Company’s Subsidiaries and (iv) the amount related to items that were deducted from or not added to net income in connection with calculating Net Income (Loss) to the extent such items represented cash received by the Company or any Subsidiary or did not represent cash paid by the Company or any Subsidiary, during such applicable period (for the avoidance of doubt, any cash received through debt or equity financing transactions during a period will not be included in the calculation of consolidated free cash flow for that period), minus (c) without duplication and to the extent not already reducing Net Income (Loss), the sum of (i) Taxes paid in cash by the Company and its Subsidiaries during such applicable period, (ii) Consolidated Interest Expense for such applicable period that is paid in cash, (iii) Capital Expenditures during such applicable period that are paid in cash minus any Indebtedness incurred in connection with any such Capital Expenditures; provided that for any applicable period, the amount of Capital Expenditures deducted pursuant to this subclause (iii) shall not exceed the Capital Expenditures Cap for such Fiscal Year, (iv) the amount related to items that were added to or not deducted from net income in calculating Net Income (Loss) to the extent such items represented a cash payment by the Company and its Subsidiaries or did not represent cash received by the Company and its Subsidiaries, in each case during such applicable period, and (v) the amount of any investment in business development, market development, product development or capital expenditures relating to any MHR Approved Products; provided, that Adjusted Consolidated Free Cash Flow in respect of any Fiscal Year as determined in accordance with this definition shall be reduced (without duplication and to the extent not already reducing Net Income (Loss) in such Fiscal Year) by any cash amounts used during such Fiscal Year to (i) redeem the Reimbursement Notes pursuant to Section 4 of the Reimbursement Notes, (ii) reduce the amount of principal and interest outstanding on any Loan under this Agreement, including any Loan incurred pursuant to Section 3(c) of this Agreement, pursuant to Section 4(b) of this Agreement, (iii) redeem the Convertible Notes pursuant to Section 4(b)(ii) of the Convertible Notes, and (iv) redeem the Bridge Notes pursuant to Section 4(a) of the Bridge Notes. All of the terms contained within the definition of “Adjusted Consolidated Free Cash Flow” (including such terms contained within any defined terms) shall be determined in accordance with GAAP consistent with the Company’s practice as of the date hereof.

“Affiliate” means, as to any Person, any other Person (i) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (ii) who is a director or officer (A) of such Person; (B) of any Subsidiary of such Person; or (C) of any Person described in clause (i) above with respect to such Person; or (iii) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Exchange Act, as is in effect on the date hereof) of 10% or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person; provided that notwithstanding anything else herein to the contrary, any Permitted Lender shall be deemed not to be an Affiliate of the Company or any Subsidiary. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Affiliate Transaction” has the meaning ascribed to such term in Section 7(m).

“Applicable Fiscal Year” means any Fiscal Year if, at the end of such Fiscal Year, the Maturity Date Pro Forma Cash Balance as of the end of such Fiscal Year is equal to or greater than an amount equal to the product of (x) the outstanding principal amount of the Loans as of the end of such Fiscal Year multiplied by (y) three (3).

“Asset Sale” means (a) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, a sale/leaseback transaction, and the sale or transfer of any Patent Rights or FDA licenses or approvals) other than any sale, lease, conveyance or other disposition involving assets or rights (or a series of related sales, leases, conveyances or other dispositions) having a fair market value less than $50,000 individually (which fair market value shall in each case be determined as of the date of such disposition), and other than sales, conveyances or transfers of inventory in the ordinary course of business consistent with past practices with the prior written consent of the Lenders (which shall not be unreasonably withheld); and (b) the issuance or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company’s Subsidiaries. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to another Subsidiary; (ii) an issuance or sale of Equity Interests by a Subsidiary to the Company or to another Subsidiary; (iii) a sale or other disposition of property or equipment that has become worn out, obsolete or otherwise unsuitable for its purpose; (iv) a disposition of Cash Equivalents; (v) Restricted Payments made in accordance with Section 7(q); and (vi) the exercise of rights (including foreclosure) in respect of any Lien permitted by Section 7(i).

“Balance Sheet” means the consolidated balance sheet of the Company.

“Bankruptcy Code” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” means the board of directors of the Company.

“Borrowing” has the meaning ascribed to such term in Section 2(a).

“Bridge Notes” means the Second Amended and Restated Senior Secured Bridge Promissory Notes dated as of the date hereof issued by the Company, together with any notes issued as paid-in-kind interest in respect thereof.

“Budget” means the Company’s operating budget, as updated and amended from time to time pursuant to Section 7(b)(iii). A copy of the Budget covering the period from January 1, 2014 through December 31, 2014 is attached hereto as Exhibit E.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” means for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that are or should be included in “additions to property, plant or equipment” or similar items reflected in the Cash Flow Statement, provided, however, that Capital Expenditures for the Company and its Subsidiaries shall not include: (i) Capital Expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such Capital Expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Company and its Subsidiaries within six (6) months of receipt of such proceeds (or, if not made within such period of six (6) months, are committed to be made during such period), (ii) interest capitalized during such period, and (iii) the purchase of property, plant or equipment made within six (6) months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of six (6) months, to the extent committed to be made during such period).

“Capital Expenditures Cap” means, for any Fiscal Year, an amount as set forth in the Budget for such Fiscal Year.

“Capital Lease” means, for any Person, a lease of any interest in any kind of property (whether real, personal or mixed) or asset by such Person as lessee that is, should be or should have been recorded as a “capital lease” on the balance sheet of such Person in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of the Company under a Capital Lease that would at that time be required to be capitalized on a balance sheet, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means (i) Dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 6 months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of 6 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 6 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within 6 months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)—(v) of this definition.

“Cash Flow Statement” means the consolidated statements of cash flows of the Company.

“Cash Flow Sweep Mandatory Repayment” has the meaning ascribed to such term in Section 4(a)(i).

“Cash Flow Sweep Pro Forma Cash Balance” means the amount of cash and Cash Equivalents set forth on the Balance Sheet as of any determination date, plus all cash expenditures made and cash expenses incurred during the rolling twelve month period preceding such determination date, in each case other than those cash expenditures and cash expenses relating to the Designated Products, the Company’s general overhead expenses and any MHR Approved Products; provided that, in the event that any cash amounts are to be used following the determination date (i) to pay Royalties pursuant to Sections 2.3(a) or 2.3(b) of the Royalty Agreement in respect of the Fiscal Year ending on such determination date, (ii) to repay principal and interest outstanding on any Loans pursuant to Section 4(c) of this Agreement in respect of the Fiscal Year ending on such determination date, (iii) to redeem the Convertible Notes pursuant to Section 4(b)(iii) thereof in respect of the Fiscal Year ending on such determination date, or (iv) to redeem the Bridge Notes pursuant to Section 4(b) of the Bridge Notes in respect of the Fiscal Year ending on such determination date, such cash amounts shall be deducted from the calculation of the Cash Flow Sweep Pro Forma Cash Balance as of the end of such Fiscal Year for the purposes of this definition, but only if such amounts are thereafter actually paid in cash on their respective due dates.

“Cash Royalty Pro Forma Cash Balance” means the amount of cash and Cash Equivalents set forth on the Balance Sheet as of any determination date, plus all cash expenditures made and cash expenses incurred during the rolling twelve month period preceding such determination date, in each case other than those cash expenditures and cash expenses relating to the Designated Products, the Company’s general overhead expenses and any MHR Approved Products; provided that, in the event that any cash amounts are to be used following such determination date to pay Royalties pursuant to Sections 2.3(a) or 2.3(b) of the Royalty Agreement in respect of the Fiscal Year or Fiscal Quarter ending on such determination date, such cash amounts shall be deducted from the calculation of the Cash Royalty Pro Forma Cash Balance as of the end of such Fiscal Year or Fiscal Quarter for the purposes of this definition, but only if such amounts are thereafter actually paid in cash on the due date.

“Change of Control” shall be deemed to have occurred when (i) any person (as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than one or more Permitted Lenders, becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 under the Exchange Act) of a majority of the combined voting power of the Common Stock; (ii) the Company merges or consolidates with or into another Person as a result of which the stockholders of the Company immediately prior to the consummation of such transaction do not own at least 50% of the outstanding voting securities of the remaining, consolidated or successor entity, as the case may be, or the Company sells or disposes of all or substantially all of its assets to any Person; (iii) the liquidation, dissolution, or the winding up of the affairs of the Company; or (iv) during any 12 month-period following the Closing Date, individuals who at the beginning of such period constituted the Board of Directors (and any new members of the Board of Directors whose election by the Board of Directors or whose nomination for election by the Company’s stockholders was approved by (A) a vote of a majority of the members of the Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) the Permitted Lenders), cease for any reason to constitute a majority of the Board of Directors.

“Closing Date” means August 20, 2014.

“Code” or “UCC” means the Uniform Commercial Code in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to a Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” has the meaning ascribed to such term in Section 2.1 of the Security Agreement.

“Commitment” means the commitment of the Lenders to make Loans to the Company pursuant to Section 2(a).

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Intellectual Property” constitutes all present and future Intellectual Property owned, controlled, licensed or used by the Company or necessary to the conduct of the business of the Company.

“Company Ongoing SEC Documents” has the meaning ascribed to such term in Section 7(cc).

“Company SEC Documents” has the meaning ascribed to such term in Section 6(k).

“Confidential Information” means all proprietary and confidential information or materials possessed or developed, whether developed before or after the date hereof, including without limitation, information or materials on substances, formulations, technology, equipment, data, reports, Know-How, sources for supply, patent position and business plans, inventions, discoveries, improvements and methods, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information regarding business operations.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication, to the extent paid in cash: (1) the aggregate of the interest expense of the Company and its Subsidiaries for such period, including, without limitation (a) any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements), (b) all capitalized interest and (c) the interest portion of any deferred payment obligation, and (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period.

“Convertible Notes” means the Second Amended and Restated 13% Senior Secured Convertible Notes, dated as of the date hereof, issued by the Company, together with any notes issued as paid-in-kind interest in respect thereof.

“Copyright Licenses” means all written agreements granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.

“Default” means any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning ascribed to such term in Section 3(b).

“Designated Product(s)” means an oral product for human use that includes SNAC and Vitamin B12 (in any and all dosages and forms), any Related Products, and/or any line extension of any of the foregoing.

“Dietary Supplement” shall have the meaning as currently set forth in the federal Food, Drug, and Cosmetic Act, at 21 U.S.C. § 321(ff).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security into which they are convertible, or for which they are exchangeable, at the option of the holder thereof), or upon the happening of any event, mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

“Dollars” or “$” means lawful money of the United States.

“Environmental Law” means any present and future federal, state, local or foreign laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, including but not limited to those relating to Hazardous Substances.

“Equity Interest” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person and all options, warrants or other rights to purchase or acquire any of the foregoing; and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to the Company or any Subsidiary, any trade or business (whether or not incorporated) that, together with the Company or Subsidiary, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to the Company or any Subsidiary or ERISA Affiliate, (i) the complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) of the Company or any Subsidiary or ERISA Affiliate from any Multiemployer Plan; (ii) the institution of proceedings to terminate a Multiemployer Plan by the PBGC; (iii) the failure by the Company or any Subsidiary or ERISA Affiliate to make when due required contributions to a Multiemployer Plan unless such failure is cured within 30 days; (iv) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (v) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (vi) the loss of a Qualified Plan’s qualification or tax exempt status; or (vii) any other event or condition that could constitute grounds for the imposition of material liability with respect to any Plan and which, if curable, is not cured within 30 days.

“Event of Default” has the meaning ascribed to such term in Section 8(a).

“Excepted Transaction” has the meaning ascribed to such term in Section 7(v).

“Excess Adjusted Consolidated Free Cash Flow” has the meaning ascribed to such term in Section 4(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Notes” means (i) the Convertible Notes, (ii) the Bridge Notes and (iii) the Reimbursement Notes.

“Extraordinary Cash Proceeds” has the meaning ascribed to such term in Section 4(b).

“Fairness Opinion” means the opinion of the Financial Advisor, in the form attached hereto as Exhibit G.

“Financial Advisor” means Ladenburg Thalmann & Co., Inc.

“Fiscal Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“FDA” means the Food and Drug Administration, as from time to time constituted, created under the Food and Drug Act of 1906.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Governmental Authority” means any government or political subdivision or department thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, any governmental or regulatory body, any self-regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Guarantors” means any Subsidiary of the Company that executes a guaranty in accordance with Section 7(t).

“Hazardous Substances” includes, but is not limited to, any and all substances defined, listed or otherwise classified as pollutants, hazardous wastes, medical wastes, hazardous substances, radiological substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws, or that may have a negative impact on human health or the environment.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into by the Company which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Income Statement” means the consolidated statements of operations of the Company.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives or other financial products; (iii) all obligations of such Person as a lessee under Capital Leases; (iv) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed; (v) all obligations of such Person to pay the deferred purchase price of assets; (vi) all obligations of such Person owing under Hedge Agreements; and (vii) any obligations of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness of such other Person under any of clauses (i) through (vi) above.

“Indebtedness Repayment Condition” shall have the meaning as defined in the Royalty Agreement.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Know-How, Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Rate” has the meaning ascribed to such term in Section 3(b).

“Investment Agreement” means Investment and Exchange Agreement, dated September 26, 2005 among the Company, MHR Capital Partners (500) LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP and MHR Institutional Partners IIA LP.

“Investment Guidelines” means the Company’s Corporate Investment Policy, a copy of which is attached hereto as Exhibit C.

“Investments” means, (i) any direct or indirect purchase or other acquisition by the Company or any Subsidiary of any Equity Interest, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by the Company or any Subsidiary to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“IRC” means the Internal Revenue Code of 1986, and the Treasury Regulations (final, temporary and, as applicable, proposed) promulgated thereunder.

“Know-How” means any and all proprietary unpatented technical information, data, ideas, test results, inventions, instructions, processes, knowledge, techniques, discoveries, formulae, specifications, designs, regulatory filings, and biological or other materials (including, without limitation, biological, chemical, toxicological, physical and analytical, safety, manufacturing and quality control data and information).

“Knowledge” means, with respect to the knowledge of the Company, the knowledge of the chief executive officer or the chief financial officer of the Company after due and diligent inquiry.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Line of Business” means (i) the Company’s development, manufacturing, marketing and sales of Designated Product throughout the world, either alone or with corporate partners, (ii) the Company acquiring through in-licensing or internal development and marketing other medical foods and products incorporating Eligen®, (iii) the Company’s continued development of improved dosage forms of drugs, either alone or with corporate partners, by applying its proprietary Eligen® technology to those drugs or licensing its Eligen® technology to partners who apply it to their products, and (iv) the continuation of the Company’s existing agreements with Novartis and Novo Nordisk for products containing the Eligen® technology.

“Loan” means any loan made pursuant to Section 2(a) or Section 3(c) of this Agreement.

“Loan Documents” means this Agreement, the Royalty Agreement, the Security Documents and any certificates, instruments, agreements or other documents executed in connection herewith or therewith.

“Mandatory Cash Flow Sweep Repayment Date” means (i) with respect to any Fiscal Year for which there is a Cash Flow Sweep Mandatory Repayment, the date that is thirty (30) days after the end of such Fiscal Year and (ii) with respect to any Fiscal Year in which there is Unpaid EACFCF outstanding during such Fiscal Year, the date that is thirty (30) days after the end of such Fiscal Year, provided that if any Mandatory Cash Flow Sweep Repayment Date falls on a day other than a Business Day, such Mandatory Cash Flow Sweep Repayment Date shall instead be the next date that is a Business Day.

“Material Adverse Effect” means, individually or together with other adverse effects, any material adverse effect on the liabilities, operations, financial condition, tangible or intangible properties, business or results of operations of the Company and its Subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated hereby or by the other Loan Documents; provided, however, that any such effects resulting from (i) any change affecting the pharmaceutical industry generally, (ii) any change in general United States economic conditions, (iii) any change in law, rule or regulation or GAAP; except, in the case of each of (i), (ii) and (iii), to the extent that such changes affect the Company disproportionately to the pharmaceutical industry taken as a whole; (iv) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or the failure to take an action, by the Company with the Lenders’ express written consent or in accordance with the express written instructions of the Lenders or as otherwise expressly required or explicitly and specifically permitted to be taken by the Company pursuant to the terms of this Agreement or the other Loan Documents; or (v) any change in the Company’s stock price or any failure by the Company to meet revenue or earnings projections published by industry analysts (provided that this clause (v) shall not be construed as providing, or be used or relied upon for any determination, that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute, cause, contribute to or result in a Material Adverse Effect) shall in each case not be considered when determining if a Material Adverse Effect has occurred.

“Maturity Date” means the earlier of (i) December 31, 2019 and (ii) thirty (30) days after the last date of the Applicable Fiscal Year; provided however, that solely with respect to any Loan incurred pursuant to Section 3(c) of this Agreement after the earlier of the occurrence of either of the events described in subclauses (i) and (ii), the Maturity Date shall be one (1) year following the date such Loan is incurred.

“Maturity Date Pro Forma Cash Balance” means the amount of cash and Cash Equivalents set forth on the Balance Sheet as of any determination date, plus all cash expenditures made and cash expenses incurred during the rolling twelve month period preceding such determination date, in each case other than those cash expenditures and cash expenses relating to the Designated Products, the Company’s general overhead expenses and any MHR Approved Products; provided that, in the event that any cash amounts are to be used following any determination date (i) to pay Royalties pursuant to Sections 2.3(a) or 2.3(b) of the Royalty Agreement in respect of the Fiscal Year ending on such determination date, (ii) to reduce the amount of principal and interest outstanding on any Loans pursuant to Section 4(a) or 4(c) of the Facility in respect of the Fiscal Year ending on such determination date, (iii) to redeem the Convertible Notes pursuant to Sections 4(b)(i) or 4(b)(iii) of the Convertible Notes in respect of the Fiscal Year ending on such determination date, or (iv) to redeem the Bridge Notes pursuant to Section 4(b) of the Bridge Notes in respect of the Fiscal Year ending on such determination date, such cash amounts shall be deducted from the calculation of the Maturity Date Pro Forma Cash Balance as of the end of such Fiscal Year for the purposes of this definition, but only if such amounts are thereafter actually paid in cash on their respective due dates.

“Medical Food” shall have the meaning as currently set forth in the federal Food, Drug, and Cosmetic Act, at 21 U.S.C. § 360ee(b)(4).

“MHR” means MHR Fund Management LLC and any successor thereto.

“MHR Approved Products” means those products or business opportunities of the Company as the Lenders may approve from time to time in writing in its sole discretion, provided that any such written approval shall specifically reference this Agreement and indicate that such product or business opportunity shall be included as a MHR Approved Product hereunder.

“MHR Representative” means MHR or such other Person as may be designated by MHR at any time and from time to time by written notice from MHR to the Company in accordance with Section 11.

“Milestones” means the milestones described and set forth in Exhibit D.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which the Company or any Subsidiary or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds,” with respect to any issuance or sale of Equity Interests or Indebtedness, means the cash proceeds of such issuance or sale net of all reasonable and customary attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes actually paid as a result thereof.

“Net Income (Loss)” means the amount ascribed to the term “Net Income (Loss)” in the Income Statement plus Non-cash Charges less any Non-cash Gains for such period; provided that, unless otherwise approved by the Lenders, in the event that the aggregate amount of costs and expenses in the Income Statement exceed the aggregate amount of costs and expenses specified therefor during the relevant period in the Budget, the aggregate amount of costs and expenses for purposes of determining Net Income (Loss) for purposes of this definition shall be reduced to the aggregate amount of costs and expenses specified therefor during the relevant period in the Budget.

“Non-cash Charges” means the aggregate depreciation, amortization and other non-cash expenses, charges, commissions, discounts, yields and other fees reducing Net Income (Loss) for such period, including, without limitation, the amortization of intangible assets, deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits.

“Non-cash Gains” means the aggregate non-cash gains or income increasing Net Income (Loss) for such period.

“Non-Domestic Intellectual Property” means any and all Intellectual Property other than Intellectual Property arising under the laws of the United States.

“Obligations” means all principal and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Company in bankruptcy, whether or not allowed in such case or proceeding) pursuant to this Agreement, and any penalties, fees, charges, expenses, indemnification payments, reimbursements and any other sum chargeable to the Company under this Agreement and the other Loan Documents.

“Ownership Change” has the meaning ascribed to such term in Section 6(y).

“Patent Licenses” means all agreements, whether written or oral, providing for the grant of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Patent Rights” means any and all Patents and Patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries through license or otherwise acquires rights, which: (i) have claims covering (x) SNAC, any other similar agent for improved or different bioavailability, the Company’s proprietary Eligen® technology or any other technology owned or licensed by the Company or any of its Subsidiaries, (y) the Designated Product or (z) the manufacture and/or use of any of the foregoing; or (ii) are divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, any provisional applications, supplementary protection certificates or the like of any such Patents and Patent applications and foreign equivalents thereof.

“Patents” means (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith; (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof; and (iii) all rights to obtain any reissues or extensions of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Perfected Lien” means a legal, valid and enforceable perfected, first priority lien and security interest under the internal laws of the relevant state in the United States (without reference to conflicts of law) for the benefit of the Lenders, pursuant to the Security Documents.

“Peril” means, collectively, fire, lightning, flood, windstorm, hail, earthquake, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the “all-risk” endorsement then in use in the jurisdictions where the properties of the Company and its Subsidiaries are located.

“Permitted Lenders” means each Lender and any Related Party or Affiliate of such Lender.

“Permitted Liens” means the following: (i) Liens granted to secure payment of the Obligations; (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP to the satisfaction of the Lenders, in its sole discretion; (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a landlord waiver and consent in form and substance satisfactory to the Lenders, in their sole discretion); and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP to the satisfaction of the Lenders, in their sole discretion; (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations; or (B) arising as a result of progress payments under government contracts; (v) purchase money Liens in connection with the purchase by the grantor of such Lien of equipment in the normal course of business; (vi) Liens subordinated in all respects to the Lien securing payment of the Obligations on terms and conditions and pursuant to an agreement in form and substance satisfactory to the Lenders in their sole discretion; (vii) Liens to secure the financing of insurance premiums for insurance policies obtained pursuant to and in compliance with Section 7(j), provided, that such Liens are limited to the proceeds (including loss payments) of the insurance policies so financed, un-earned premiums on and dividends under such insurance policies, and the Company’s interest under any state insurance guarantee funds that may arise relating to such insurance policies; and (viii) to the extent constituting a Lien, the transfer of technology licenses in the ordinary course of business of the Company and otherwise permitted or disclosed hereunder.

“Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization or Governmental Authority, or any political subdivision, department or agency of any Governmental Authority.

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that the Company or any Subsidiary or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Company or any Subsidiary.

“Proceeding” has the meaning ascribed to such term in Section 10.

“Registration Rights Agreement” means the Registration Rights Agreement, dated September 26, 2005, by and among the Company, the MHR Capital Partners (500) LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP and MHR Institutional Partners IIA LP.

“Reimbursement Notes” means the Second Amended and Restated Reimbursement Promissory Notes, dated as of the date hereof, issued by the Company, together with any notes issued as paid-in-kind interest in respect thereof.

“Related Party” means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Lender, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Lenders and/or such other Persons referred to in the immediately preceding clause (1), (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity, (4) any investment fund or other entity controlled by, or under common control with, the Lenders or the principals that control any of the Lenders, or (5) upon the liquidation of any entity of the type described in the immediately preceding clause (4), the former partners or beneficial owners thereof to the extent any Voting Stock may still be held by such entity.

“Related Product” shall mean any Dietary Supplement, Medical Food or drug, whether available over-the-counter or by prescription, in any dosage form, strength or route or mode of administration, containing Vitamin B12, whether in combination with any other vitamin, mineral, nutrient, Dietary Supplement, Medical Food, drug or active or inactive pharmaceutical ingredient or otherwise, and including SNAC or any other similar agent for improved or different bioavailability using the Company’s proprietary Eligen® technology or any other carrier technology owned or licensed by the Company or any of its Subsidiaries.

“Restricted Payment” means, with respect to the Company or any Subsidiary, (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of any Equity Interest of such Person, other than a payment or distribution of Equity Interests in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document or the Restructuring Agreement; (ii) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any Equity Interest of such Person or any other payment or distribution made in respect thereof, either directly or indirectly, other than a payment made in Equity Interests in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document or the Restructuring Agreement; (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interest of such Person now or hereafter outstanding, other than a payment made in Equity Interests in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document or the Restructuring Agreement; (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Equity Interests of such Person or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (v) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such Person, except as otherwise permitted hereunder, in the other Loan Documents or the other Transaction Documents, and other than payment of compensation in the ordinary course of business to stockholders who are employees of such Person; and (vi) any payment of management or Board of Director fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by such Person to any Stockholder.

“Restructuring Agreement” means the Restructuring Agreement, dated as of April 26, 2013, by and among the Company, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP and MHR Institutional Partners IIA LP.

“Retiree Welfare Plan” means, at any time, a welfare plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment (other than (i) coverage mandated by applicable laws, including without limitation, COBRA continuation coverage; (ii) death benefits or retirement benefits under any “employee pension plan”, as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any Subsidiary or ERISA Affiliate; or (iv) benefits, the full direct cost of which is borne by current or former employees (or beneficiary thereof)).

“Royalty” means any and all amounts payable to the Lenders pursuant to the Royalty Agreement.

“Royalty Agreement” means that certain Royalty Agreement, dated as of the date hereof, among the Company and the Lenders.

“Schedule(s)” means the disclosure schedules attached hereto as Exhibit H.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and between the Company and MHR Institutional Partners IIA LP, a copy of which is attached hereto as Exhibit A.

“Security Documents” means the collective reference to the Security Agreement (including the Security Agreement (Copyrights); Security Agreement (Patents); Security Agreement (Trademarks) and Security Agreement (Domain Name Registrations) attached thereto), any account control agreements delivered pursuant to the Loan Documents, any Subsidiary Guaranty, any Subsidiary Security Agreement, the UCC financing statements required to be filed and all other security documents hereafter delivered to the Lenders in connection with granting a Lien on any of the assets of the Company or a Subsidiary to secure the Obligations.

“SNAC” means the Company’s proprietary Eligen® technology carrier as set forth on Exhibit F.

“Special Committee” means the special committee of independent directors of the Company, formed for the purpose of considering, negotiating and evaluating this Agreement, the Royalty Agreement, the amendment and restatement of the Existing Notes, the amendment of the Security Agreement and the transactions contemplated hereby and thereby.

“Stockholder” means, with respect to any Person, each holder of any Equity Interests of such Person.

“Subsidiary” means (i) as to the Company, any Person in which more than 25% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by the Company or one or more of its Subsidiaries; and (ii) as to any other Person, any Person in which more than 25% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries. Unless otherwise specified in this Agreement or any Loan Document, references to a Subsidiary refer to a Subsidiary of the Company.

“Subsidiary Guaranty” means a guaranty agreement executed by a Subsidiary pursuant to Section 7(t), in form and substance satisfactory to the Lenders, the Company and such Subsidiary, guaranteeing payment of the Obligations and providing, without limitation, that such Subsidiary shall be bound by the covenants set forth in this Agreement, and shall make such representations and warranties as the Lenders may require.

“Subsidiary Security Agreement” means a pledge and security agreement executed by a Subsidiary pursuant to Section 7(t), substantially in the form of the Security Agreement, and otherwise in form and substance satisfactory to the Lenders, the Company and such Subsidiary, securing payment of the Obligations.

“Taxes” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature that is imposed by any Governmental Authority.

“Trademark Licenses” means, collectively, each agreement, whether written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto; and (ii) the right to obtain all renewals thereof.

“Trading Day” shall mean any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

“Transaction Documents” shall have the meaning ascribed thereto in the Investment Agreement.

“United States” means the United States of America.

“Unpaid EACFCF” has the meaning ascribed to such term in Section 4(a)(ii).

“Unpaid EACFCF Mandatory Repayment” has the meaning ascribed to such term in Section 4(a)(ii).

“Voting Stock” of a Person means all classes of Equity Interests or other interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

(b) Interpretation. The headings of the articles and sections of this Agreement are included for convenience of reference. They shall not affect the construction of any provision of this Agreement. References herein to articles, sections, subsections or exhibits without further identification of the document to which reference is made are references to provisions or parts of this Agreement. The words “herein,” “hereof” and “hereunder” are used in this Agreement to refer to this Agreement as a whole including all Exhibits and Schedules, as the same may from time to time be amended, restated, modified, or supplemented and not to any particular section, subsection, or clause contained in this Agreement or any such Exhibit or Schedule. The meaning given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference to statute shall be construed to refer to such statute as amended from time to time, and any rules and regulations promulgated thereunder; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

2. The Loans.

(a) The Commitment. Subject to Section 5(a) of this Agreement, the Lenders agree on the terms and conditions hereinafter set forth to make Loans to the Company on the date hereof in an aggregate original principal amount not to exceed $20,000,000 to be used for the purposes identified in Section 7(ff). The Company may make no more than five (5) borrowings under the Commitment (each, a “Borrowing”). The Commitment and each Borrowing shall be allocated among the Lenders as determined by the MHR Representative in its sole discretion, and the MHR Representative will notify the Company of such allocation at the time of each Borrowing hereunder. The first Borrowing under the Commitment shall occur on the Closing Date and shall be for a Loan in an original principal amount equal to $5,000,000. Subject to reduction in accordance with Section 4(b) of this Agreement, the Company may, subject to the satisfaction of the conditions set forth in Section 5(a), request additional Borrowings at the times and up to the amounts as follows:

During the period:	For a Loan in an original principal amount up to:
September 1, 2014 through and including December 31, 2014	$3,000,000
January 1, 2015 through and including March 31, 2015	$5,000,000
April 1, 2015 through and including June 30, 2015	$5,000,000
July 1, 2015 through and including September 30, 2015	$2,000,000

If any Borrowing is not made during any time period set forth above in this Section 2(a) in the full amount permitted by this Section 2(a) (including if the Borrower has not provided five (5) Business Days written notice as described in Section 2(b) prior to the end of the applicable time period set forth above), the unused portion of the Lenders’ Commitment available for that particular Borrowing (but not any other Borrowing) shall as of the end of the last Business Day of such period be reduced automatically and without further action by the corresponding amount set forth above in this Section 2(a). Amounts borrowed under this Section 2(a) and subsequently repaid or prepaid may not be reborrowed.

(b) Making the Loans. The Company shall give the Lenders irrevocable written notice of its intent to borrow under the Commitment (which notice shall be received by the Lenders prior to 10:00 A.M., New York City time) five (5) Business Days prior to the date the Loan is to be made specifying (A) the amount of the proposed Borrowing and (B) the requested date of the Borrowing. Upon satisfaction or waiver in writing by the Lenders of the applicable conditions set forth in Section 5, the Lenders will make available the proceeds of the Loan to the Company as directed by the Company.

3. Payments of Interest and Principal. Subject to the provisions of this Agreement, payments of principal plus interest on the unpaid principal balance of this Agreement outstanding from time to time and any applicable additional payments shall be payable in accordance with the following:

(a) Maturity. On the Maturity Date, the Company shall repay the outstanding principal of the Loans, all interest accrued and unpaid on the Loans, all fees and all other obligations due or accrued to the Lenders and unpaid on the Maturity Date, unless such amounts are earlier paid pursuant to Section 4. If the Maturity Date is a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. For the avoidance of doubt, if the Maturity Date arises under subclauses (i) or (ii) of the definition thereof, and all outstanding principal and accrued interest on the Loans is repaid in accordance with this Section 3(a) as a result thereof, this Agreement shall remain in full force and effect and any additional Loans incurred pursuant to Section 3(c) hereunder shall be repaid on the Maturity Date as defined in subclause (iii) of the definition thereof.

(b) Interest. Interest shall accrue on the outstanding principal of the Loans during the period commencing on the date each such Loan is made and terminating on the Maturity Date at an interest rate (the “Interest Rate”) equal to 13.00% per annum, compounded monthly, and will be payable semi-annually in arrears on each June 30 and December 31 in kind by increasing the outstanding principal amount hereof by the amount of each such interest payment up to and including the Maturity Date. So long as an Event of Default has occurred and is continuing, at the election of the Lenders, interest shall accrue on all outstanding Obligations at a rate equal to 2% per annum above the Interest Rate (“Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived in writing and shall be payable upon demand and, if not paid when due, shall itself bear interest as provided in this Section.

(c) Royalty. In the event that any Royalty (or portion thereof) is prohibited from being paid in cash pursuant to Section 2.3(c) of the Royalty Agreement, such Royalty (or portion thereof) shall be payable in kind by increasing the outstanding principal amount under this Agreement as of the date such Royalty is due pursuant to the Royalty Agreement. Any such payment in kind shall be deemed to be an additional Loan for all purposes of this Agreement.

(d) Payments. The Company shall make each payment of principal, interest and fees hereunder, without setoff or counterclaim, not later than 4:00 P.M., New York City time, on the day when due. Except as provided in Section 3(b), all payments of principal, interest, fees and other amounts due hereunder shall be made by the Company in Dollars by wire transfer or by any other method approved in advance by the Lenders to the account of the Lenders at the address of the Lenders set forth in Section 11 hereof or at such other place designated by the Lenders in writing to the Company. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(e) Acceleration of the Maturity Date. Notwithstanding anything to the contrary contained herein, all Obligations shall become due and payable together with all accrued interest due on the outstanding principal amount hereunder upon the occurrence of an Event of Default in accordance with Section 8(b) hereof.

(f) Calculations. Interest in respect of the Loans shall be calculated on the basis of a 360 day year times the actual number of days elapsed, until paid in full.

4. Mandatory Prepayments.

(a) (i) Cash Flow Sweep Mandatory Repayment. In the event that the Adjusted Consolidated Free Cash Flow for any Fiscal Year is greater than $100,000, then the Company shall use 50% of such Adjusted Consolidated Free Cash Flow for such Fiscal Year to repay Borrowings under the Facility, plus accrued and unpaid interest thereon through the Mandatory Cash Flow Sweep Repayment Date, said Adjusted Consolidated Free Cash Flow to be applied first to accrued but unpaid interest, then to principal, in each case ratably among outstanding Borrowings; provided that in the event that the Adjusted Consolidated Free Cash Flow for any such Fiscal Year is greater than $50,000,000, then the Company shall use 75% of such Adjusted Consolidated Free Cash Flow for such Fiscal Year to repay the Facility, plus accrued and unpaid interest thereon through the Mandatory Cash Flow Sweep Repayment Date (such repayment, the “Cash Flow Sweep Mandatory Repayment”). The amount of Adjusted Consolidated Free Cash Flow to be used to repay the Facility pursuant to this Section 4(a)(i) is referred to herein as the “Excess Adjusted Consolidated Free Cash Flow”. Notwithstanding anything to the contrary in this Loan Agreement, the amount of any Cash Flow Sweep Mandatory Repayment pursuant to this Section 4(a)(i) in respect of any Fiscal Year shall be payable on the applicable Mandatory Cash Flow Sweep Repayment Date only to the extent that such Cash Flow Sweep Mandatory Repayment, if deducted from the calculation of the Cash Flow Sweep Pro Forma Cash Balance as of the end of such Fiscal Year would not cause such Cash Flow Sweep Pro Forma Cash Balance to be less than $10 million (or $15 million following the Fiscal Year in which the Indebtedness Repayment Condition has been satisfied but in no event prior to October 1, 2015).

(ii) Unpaid EACFCF Mandatory Repayment. The amount of any such Excess Adjusted Consolidated Free Cash Flow that is not payable as of any Mandatory Cash Flow Sweep Repayment Date under Section 4(a)(i) as a result of the application of the last sentence of Section 4(a)(i) shall continue to be due and owing (such amount, the “Unpaid EACFCF”), and the Company shall be obligated to mandatorily repay the Facility (or portion thereof) on each Mandatory Cash Flow Sweep Repayment Date occurring thereafter (until all Unpaid EACFCF shall have been paid in full) but only to the extent that such repayment, if deducted from the calculation of the Cash Flow Sweep Pro Forma Cash Balance as of the end of the applicable Fiscal Year (and after giving effect to any Cash Flow Sweep Mandatory Repayment payable pursuant to Section 4(a)(i) on such Mandatory Cash Flow Sweep Repayment Date) would not cause such Cash Flow Sweep Pro Forma Cash Balance to be less than $10 million (or $15 million following the Fiscal Year in which the Indebtedness Repayment Condition has been satisfied but in no event prior to October 1, 2015) (such repayment, an “Unpaid EACFCF Mandatory Repayment”).

(b) Extraordinary Cash Proceeds Mandatory Prepayment. Thirty (30) days following the Company’s or any of its Subsidiaries’ receipt of any cash or Cash Equivalents (i) from any third party in connection with the license, distribution or sale of any of the Company’s or any of its Subsidiaries’ products (including if such products are combined or are proposed to be combined with proprietary technology or products of any other Person), including without limitation, lump-sum payments such as milestone payments, upfront payments or payments made in consideration of reduction of royalty rates (but excluding any such lump-sum payments from any third party in connection with the license, distribution or sale of the Designated Products and the direct sale by the Company or any of its Subsidiaries of its products (including the Designated Products) to customers or royalty payments based solely on the percentage of product sales or comparable metrics, in each case in the ordinary course of business of the Company or its Subsidiaries), or (ii) outside of the ordinary course of business, but only to the extent unrelated to the sale, license or distribution of the Designated Products (any such cash or Cash Equivalents described in clauses (i) and/or (ii) of this Section 4(b), the “Extraordinary Cash Proceeds”), the Company shall use 50% of any such Extraordinary Cash Proceeds to: (A) first, redeem the Reimbursement Notes in accordance with Section 4 of the Reimbursement Notes, (B) second, if after giving effect to clause (A) in this Section 4(b), the Reimbursement Notes have been redeemed in full, ratably reduce the amount of principal outstanding under the Loans and accrued interest, if any, thereon, including outstanding Loans under Section 3(c) hereof, (C) third, if, after giving effect to clause (B) in this Section 4(b), the amount outstanding under this Agreement has been reduced to zero and there are still Borrowings available to be drawn under Section 2(a) hereof, reduce the future amount of the Commitment in accordance with the immediately following sentence, (D) fourth, if, after giving effect to clause (C) in this Section 4(b), the Commitment has been reduced to zero, redeem the Convertible Notes in accordance with Section 4(b)(ii) of the Convertible Notes, and (E) fifth, if after giving effect to clause (D) in this Section 4(b), the Convertible Notes have been redeemed in full, redeem the Bridge Notes in accordance with Section 4(a) of the Bridge Notes. In the event that the Commitment is reduced pursuant to clause (C) of the immediately preceding sentence, such reduction shall apply first, to the next upcoming Borrowing permitted pursuant to Section 2(a) until the amount of such Borrowing is reduced to zero, and then to the each next successive chronological Borrowing permitted pursuant to Section 2(a), if any, until the amount of such Borrowing is reduced to zero.

(c) Cash Royalty Mandatory Prepayment. In the event that (A) any Royalty becomes due under the Royalty Agreement and is payable in cash in accordance with the terms of the Royalty Agreement and (B) the Royalty rate has been reduced to five percent (5%) in accordance with Section 2.1 and 2.2 of the Royalty Agreement, then the Company shall, simultaneously with the payment of such Royalty under the Royalty Agreement, repay in cash principal outstanding under the Loans and accrued interest thereon in an amount equal to the aggregate amount of such Royalty that has become due and payable pursuant to the Royalty Agreement (such prepayment, a “Cash Royalty Mandatory Prepayment”), solely to the extent that the cash used for such Cash Royalty Mandatory Prepayment, if deducted from the calculation of the Cash Royalty Pro Forma Cash Balance as of the end of such Fiscal Year or Fiscal Quarter, as applicable, would not cause such Cash Royalty Pro Forma Cash Balance to be less than $10 million (or $15 million following the Fiscal Quarter in which the Indebtedness Repayment Condition has been satisfied but in no event prior to October 1, 2015).

5. Conditions Precedent.

(a) Conditions Precedent to Each Borrowing. The obligation of the Lenders to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the conditions precedent that on the date of such Borrowing:

(i) with respect to the initial Borrowing only, the Special Committee has received the Fairness Opinion and true and correct copies thereof have been delivered to the Company’s board of directors;

(ii) with respect to the initial Borrowing only, the fees and expenses to be paid by the Company pursuant to the last sentence of Section 19 of this Agreement shall be paid in full out of the proceeds of the initial Borrowing;

(iii) with respect to the initial Borrowing only, the Royalty Agreement, the Existing Notes and the Security Agreement shall have been duly executed and delivered to the Lenders by the Company;

(iii) no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting the Borrowing or the transactions contemplated under the Loan Documents;

(iv) the representations and warranties contained in Section 6 are correct on and as of the date of such Borrowing as though made on and as of such date;

(v) no event or condition has occurred and is continuing, or would result from such Borrowing, which constitutes a Default or an Event of Default;

(vi) no event or condition has occurred and is continuing which constitutes a default or event of default under any of the Existing Notes;

(vii) all Loan Documents are in full force and effect;

(viii) the Company shall have achieved the Milestones set forth on part (I) of Exhibit D on or prior to the applicable milestone deadline set forth thereon; and

(ix) the Lenders shall have received the notice required by Section 2(b), which notice shall include a certification by the Company, signed by a duly authorized officer of the Company, confirming that the conditions precedent to such Borrowing set forth in this Section 5(a) have been satisfied.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Lenders, as of the date hereof and each other date required to be made hereunder or under the other Loan Documents (except to the extent such representations and warranties expressly relate only to an earlier date, in which case such representations and warranties shall be correct and accurate in all material respects on and as of such earlier date), the following:

(a) The Company is (i) duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the other Loan Documents, and its obligations hereunder and thereunder, have been duly authorized and have been approved by the board of directors of the Company upon the recommendation of the Special Committee and do not and will not constitute a breach or violation, or constitute a default under, the organizational documents of the Company; and this Agreement and each other Loan Document to be executed by the Company will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c) The execution, delivery and performance by the Company of the Loan Documents do not, and the performance by it of its obligations contemplated thereunder will not, (i) violate or contravene any provision of the Company’s articles of incorporation, bylaws or similar organizational documents; (ii) except as set forth on Schedule 6(c)(ii), constitute or result in a breach or violation of, or a default under, the acceleration of any obligations of, or the creation of any Lien on the assets of, the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any contract that is binding upon the Company or any of its Subsidiaries, or any change in the rights or obligations of any party under any of such contracts; (iii) except pursuant to the Loan Documents, and except as set forth on Schedule 6(c)(iii), require the Company or any of its Subsidiaries to obtain the consent, waiver, authorization or approval of any person which has not already been obtained; or (iv) violate, contravene or conflict with any award, judgment, decree or other order of any Governmental Authority, any statute, law, rule, regulation or other requirement of any Governmental Authority, or any permit, license, registration or other approval or authorization of any Governmental Authority.

(d) Other than filings to be made in connection with the Security Agreement or pursuant to federal and state securities laws or filings required to be made with the Over the Counter Bulletin Board (the “OTCBB”) directly related to the execution and delivery of this Agreement, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement or the other Loan Documents.

(e) No event has occurred that could constitute a Default or Event of Default, or could cause a default or event of default to occur, under any agreement or instrument evidencing any Indebtedness of the Company as a result of the issuance of this Note or the execution of any of the Loan Documents.

(f) No consent or approval of, or notice to, any creditor of the Company or any Subsidiary (other than the Lenders) is required by the terms of any agreement or instrument evidencing any Indebtedness of the Company or any Subsidiary for the Company’s execution or delivery of, or the performance of the obligations of the Company under, this Agreement or the Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(g) There are no (i) except as otherwise disclosed on Schedule 6(g), material civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or threatened against the Company or any of its Subsidiaries; or (ii) except as otherwise specifically disclosed in accordance herewith or as otherwise permitted herein, material obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries.

(h) Each of the Company and its Subsidiaries has good and marketable title to, or leasehold interest in, all real property and other property and assets owned by it, free and clear of all Liens or other encumbrances securing Indebtedness (other than Permitted Liens), and, subject to Section 7(p), its obligations under both this Agreement and the Existing Notes rank senior to all other existing Indebtedness and future Indebtedness of the Company in all respects, including in right of payment in full in cash.

(i) The Company’s (i) audited financial statements as of December 31, 2013 and for the Fiscal Year ended on that date; and (ii) consolidated balance sheet as of June 30, 2014 and the related Income Statements and Cash Flow Statements for the portion of the Fiscal Year ended on that date, each as heretofore delivered to the Lenders are complete and correct, have been prepared in accordance with GAAP. The audited financial statements of the Company as of December 31, 2013 and for the Fiscal Year ended on that date have been certified by a firm of independent accountants as fairly presenting the financial condition of the Company as at that date and the results of its operations for that Fiscal Year or portion thereof.

(j) Since December 31, 2013, there has not been (i) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iii) any change by the Company or any of its Subsidiaries in accounting principles, practices or methods.

(k) The Company has filed all required reports, schedules, registration statements and other documents with the SEC since April 30, 2002. The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and all other reports, registration statements, definitive proxy statements or information statements, including any certifications pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002 or similar certifications, filed by the Company or any Subsidiary subsequent to April 30, 2002, under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed (collectively, the “Company SEC Documents”), with the SEC, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the Income Statements and Cash Flow Statements or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(l) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure; and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(m) Since January 1, 2012, the Company has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices, or any of the documents filed by the Company or filed or furnished by its officers, are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority, other than comments received by the Company from the SEC in connection with periodic reports filed by the Company under the Exchange Act or registration statements filed by the Company under the Securities Act, which comments are resolved prior to the due date for filing the Company’s next annual report on Form 10-K. Since January 1, 2012, neither the Company’s independent public accounting firm, nor any employee, director, advisor or other agent or Affiliate of the Company has informed the Company that such Person has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices or the Company’s internal controls over financial reporting.

(n) Schedule 6(n) contains a true and complete list of, and the Company has delivered to the Lenders copies of all documents creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected by or to which the Company is a party since January 1, 2004.

(o) Except as set forth on Schedule 6(o), the Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Affiliate.

(p) To the Knowledge of the Company, McGladrey & Pullen LLP and PricewaterhouseCoopers LLP, which have expressed their opinions with respect to the financial statements of the Company audited by them and included in the Company SEC Reports (including the related notes), is and has been throughout the period covered by such financial statements, (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Rule 2-01 of Regulation S-X of the SEC; (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules of the SEC; and (iv) in compliance with the rules of the Public Company Accounting Oversight Board. Schedule 6(p) contains a true and complete list of all non-audit services performed by PricewaterhouseCoopers LLP for the Company from November 1991 until January 2010 and McGladrey & Pullen LLP since January 2010.

(q) The execution and delivery of this Agreement and the other Loan Documents is not subject to any tax, duty, fee or other charge, including, without limitation, any registration or transfer tax, stamp duty or similar levy.

(r) (i) Schedule 6(r) lists all Plans and separately identifies all Pension Plans, Multiemployer Plans and Welfare Plans, including all Retiree Welfare Plans as of the date hereof. Copies of all such listed Plans, together with a copy of the most recently filed Form IRS/DOL 5500 for each such Plan have been made available to the Lenders prior to the date hereof. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, to the Knowledge of the Company, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither the Company, nor any Subsidiary, nor any ERISA Affiliate has failed to make any material contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Plan. Neither the Company, nor any Subsidiary, nor any ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject the Company or any Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(ii)(A) Except as disclosed on Schedule 6(r), neither the Company, nor any Subsidiary, nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any Title IV Plan; (B) there are no pending, or to the Knowledge of the Company or any Subsidiary, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (C) neither the Company, nor any Subsidiary, nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

(s) The Company’s use, storage, treatment and disposal of Hazardous Substances is and has been in full compliance with Environmental Law; (i) there has been no unpermitted release, discharge, emission or escape into the environment of Hazardous Substances caused by the Company or any of its Subsidiaries; (ii) the Company has all permits necessary and required for its use, storage, treatment and disposal of Hazardous Substances; and (iii) the Company does not know of, and has not received, any written notice or other communication from any person or entity (including but not limited to a Governmental Authority) of a possible claim or liability pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(t) (i) The Company owns, either exclusively or jointly, all right, title and interest in and to (free and clear of all Liens other than Permitted Liens) or is licensed to use all the Company Intellectual Property, including, without limitation, the Patents, Trademarks and Copyrights listed on Schedule 6(t), and, except as set forth on Schedule 6(t), has exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Company Intellectual Property.

(ii) Schedule 6(t) lists all of the Company’s Patents, Trademarks, registered Copyrights and material Know-How, and, to the extent applicable, the jurisdiction(s) in which each item of Company Intellectual Property was or is filed or registered, including the respective application or registration numbers and dates, and an indication as to whether each such item of Company Intellectual Property is owned exclusively or jointly. Each item of Company Intellectual Property is in compliance with all formal legal requirements (including payment of filing, examination, annuity and maintenance fees and proofs of use) and is valid and subsisting. In connection with all Company Intellectual Property owned, either exclusively or jointly by the Company, the Company represents and warrants, and in connection with all third-party Company Intellectual Property, the Company represents and warrants to Company’s Knowledge, that all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Company Intellectual Property.

(iii) The operation of the business of the Company as currently conducted or currently contemplated to be conducted does not and will not infringe or misappropriate the Intellectual Property of any third party, violate any right of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(iv) Other than as described in Schedule 6(t), no Person has asserted or threatened to assert any claims (A) contesting the right of the Company to use, exercise, sell, license, transfer or dispose of any Company Intellectual Property or any products, processes or materials covered thereby in any manner; or (B) challenging the ownership, validity or enforceability of any Company Intellectual Property. No owned Company Intellectual Property and, to the Company’s Knowledge, no third-party Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company.

(v) The Company has not received any written notice or otherwise has Knowledge of any pending or threatened claim, order or proceeding with respect to any Company Intellectual Property and, to the Company’s Knowledge, no Company Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(vi) The Company has required all professional and technical employees who provided services to the Company in connection with the Company Intellectual Property to execute agreements under which such employees are and were required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment with the Company. To the Company’s Knowledge, none of the activities of the Company’s professional and technical employees who are providing services to the Company in connection with the Company Intellectual Property is violating any agreement between any such employees and their former employers.

(vii) Other than as described in Schedule 6(t), the Company has not received any opinion of counsel regarding any third party Intellectual Property or any owned Company Intellectual Property.

(viii) To the Company’s Knowledge, the Company has complied with its obligation under 37 CFR § 1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application comprising the owned Company Intellectual Property. None of the Company’s Patents is involved in any interference or opposition proceeding, and, to the Company’s Knowledge, no such proceeding is being threatened with respect to any of the Patents.

(ix) To the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Company, or is incorporated into any of the Company products, the Company has a written agreement with such independent contractor or third party and Company thereby has obtained exclusive or joint ownership of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment, or has acquired rights sufficient to use such Intellectual Property in the business of the Company as currently conducted and as contemplated to be conducted by virtue of a license.

(x) Schedule 6(t) lists all agreements pertaining to Company Intellectual Property including without limitation, agreements pursuant to which the Company either receives or grants rights in Intellectual Property. The Company is, and will be, in compliance with all terms and conditions of all, and is not and will not be in violation of any, licenses, sublicenses and other agreements, relating to Intellectual Property to which it is a party, whether acquiring or granting rights, or otherwise. Except as set forth in Schedule 6(t), the Company has no Knowledge of any assertion, claim or threatened claim, or facts that could serve as a basis of any assertion or claim, that the Company has breached or defaulted on any terms or conditions of such licenses, sublicenses and other agreements, and the Company has no basis to believe that any other party to such licenses, sublicenses and other agreements is in breach or in default of any terms or conditions thereof.

(xi) The Company has disclosed trade secrets of the Company included in the Know-How only to Persons that have executed written confidentiality agreements governing the use or disclosure of such trade secrets, except to the extent the Company disclosed such information in connection with making filings related to any Company Intellectual Property with Governmental Authorities.

(xii) The Company has taken all reasonably prudent or necessary steps to protect and preserve the confidentiality of its material Confidential Information, and with respect to all other Confidential Information the Company has taken all commercially reasonable steps to protect and preserve the confidentiality of such Confidential Information. Without limiting the foregoing, the Company has and enforces a policy requiring each employee and consultant of the Company to execute a proprietary rights and confidentiality agreement, and all current and former employees and consultants of the Company have executed such an agreement.

(xiii) Except as set forth on Schedule 6(t)(xiii), the Company has not received any adverse written notice from the FDA or any other Authority since January 1, 2011 (i) regarding the approvability of product candidates of the Company or (ii) alleging any violation of any law, policy, guideline, rule or regulation by the Company. Schedule 6(t)(xiii) sets forth (i) all of the Company’s regulatory correspondence received from the FDA or any other similar Authority since January 1, 2011, which correspondence has been provided to the Lenders and (ii) all of the permits issued to the Company by the FDA or any other similar Authority. During the last five years no officer, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other authority, failed to disclose a material fact required to be disclosed to the FDA or any other authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made which would violate any law, policy, guideline, rule or regulation.

(u) The provisions of the Security Documents are effective to create in favor of the Lenders a legal, valid and enforceable lien and security interest in all right, title and interest of the Company in the “Collateral” described therein. Upon the filing of proper financing statements in the offices in the jurisdictions listed on Schedule 6(u), the Lenders shall have a perfected first priority security interest or lien on all right, title and interest of the Company in the “Collateral” described therein, which can be perfected by such filing, subject only to the existence of any Permitted Liens.

(v) The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any material state, local, federal, foreign or domestic laws, rules, regulations or court orders and none of the transactions contemplated in this Agreement or the other Loan Documents (including, without limitation, the borrowing hereunder and the use of the proceeds thereof), will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(w) The written materials delivered or caused to be delivered, by or on behalf of the Company, to the Lenders in connection with this Agreement and the other Loan Documents and the other transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(x) The Company and its Subsidiaries have filed, or caused to be filed, in a timely manner, or is on a valid extension for filing with respect to, all federal, state and other tax returns and reports required to be filed, and have paid, in a timely manner, all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable. All information in such tax returns, reports and declarations is true, complete and correct in all respects.

(y) To the best Knowledge of the Company, since the date three years prior to the Closing Date, the Company has not undergone an “ownership change” as such term is defined for purposes of Section 382 of the IRC, and the Treasury Regulations (final, temporary and, as applicable, proposed) promulgated thereunder (an “Ownership Change”).

(z) Set forth on Schedule 6(z) is a list, as of the date hereof, of all of the real property interests held by the Company and its Subsidiaries, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property.

(aa) As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock of which 60,687,478 shares were issued and outstanding, of which 289,732 are held as treasury shares; and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. Each of the outstanding shares of capital stock or other securities of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens, other than Permitted Liens. Except as set forth in Schedule 6(aa), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(bb) The Company and its Subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for its businesses including, but not limited to, policies covering real and personal property owned or leased by the Company against theft, damage, destruction and acts of vandalism, and complying with the requirements set forth in Section 7(j) hereof. The Company has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect.

(cc) The Obligations shall be senior Indebtedness of the Company, ranking senior to all other Indebtedness and future Indebtedness of the Company in all respects (excluding, however, Indebtedness under the Existing Notes, which Indebtedness shall be pari passu with the Obligations), including in right of payment in full in cash.

(dd) The information provided by the Company to the Financial Advisor, in connection with the delivery of the Fairness Opinion, taken as a whole, was true, complete and accurate in all material respects as of the dates such information was furnished to the Financial Advisor and is true, complete and accurate in all material respects, taken as a whole, as of the date hereof.

7. Covenants.

(a) Governmental Authorizations. The Company shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against the Company of this Agreement and the other Loan Documents.

(b) Financial Statements; Reporting. (i) The Company shall furnish to the Lenders, within 45 days of the close of each of the first 3 Fiscal Quarters of each Fiscal Year, its consolidated and consolidating balance sheets as at the close of such Fiscal Quarter and its income statement and statement of changes in financial position for such Fiscal Quarter, prepared in accordance with GAAP, applied on a basis consistent with that used in preparing its audited financial statements for prior years, certified by its chief financial officer as fairly presenting the financial condition of the Company and its Subsidiaries as at the close of that Fiscal Quarter and the results of its operations for such Fiscal Quarter, subject to changes resulting from audit and normal year-end adjustments.

(ii) The Company shall furnish to the Lenders, within 90 days of the close of each Fiscal Year commencing with the Fiscal Year ending December 31, 2014, its consolidated and consolidating balance sheets as at the close of such Fiscal Year and its income statement and statement of changes in financial position for such Fiscal Year, prepared in accordance with GAAP, applied on a basis consistent with that used in preparing its audited financial statements for prior years, certified by a firm of independent accountants selected by it and acceptable to the Lenders as fairly presenting the financial condition of the Company and its Subsidiaries as at the close of such Fiscal Year and the results of its operations for such Fiscal Year. The certification shall include or be accompanied by a statement that, during the examination by that firm of those financial statements, that firm observed or discovered no Default or Event of Default (or a detailed description of any Default or Event of Default so observed or discovered).

(iii) The Company shall furnish to the Lenders, not later than November 30 of each year a revised annual operating budget, which in any case, upon review and written approval of the Lenders (which approval shall not be unreasonably withheld), shall thereafter constitute the Budget.

(iv) The Company shall deliver to the Lenders on the first Business Day of each month, a compliance certificate certifying that (1) no Default or Event of Default has occurred and is continuing, and (2) the representations and warranties of the Company set forth in this Agreement and in each other Loan Document are true and correct as if made on such date (except for representations made as of a specified earlier date, which shall remain true as of such earlier date). A form of such compliance certificate is attached hereto as Exhibit B.

(v) The Company shall furnish to the Lenders not later than the 15th day of each month a variance report detailing any variances from the Budget during the previous month.

(vi) The Company shall furnish to the Lenders from time to time such other statements and information as the Lenders may reasonably request.

(vii) Promptly upon the resignation of any person from the Board of Directors, the Company shall provide the Lenders with a copy of the resignation letter of such person, together with any waiver letters, indemnity agreements and other documents or instruments executed or delivered in connection with such resignation.

(c) ERISA. The Company and its Subsidiaries shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event. The Company and its Subsidiaries shall not, and shall not cause or permit any ERISA Affiliate to, adopt, sponsor, maintain or contribute to any Title IV Plan.

(d) Maintenance of Property. The Company shall keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(e) Maintenance of Existence; Lines of Business. The Company shall preserve, renew and keep in full force and effect its corporate existence and its rights, privileges, franchises and licenses (including, but not limited to, licenses required by the FDA and other applicable agencies) necessary or desirable in the normal conduct of its business. The Company shall not be engaged in any line of business other than the Line of Business.

(f) Compliance with Laws. The Company shall comply in all respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws, Tax laws, and ERISA and the rules and regulations promulgated thereunder).

(g) Books and Records; Inspection Rights. The Company shall keep proper books and records in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company shall permit the Lenders and representatives of the Lenders to inspect its property, books and records at any reasonable times, and to make copies of such books and records as the Lenders (or its representative) shall desire.

(h) Notices of Default. The Company shall promptly notify the Lenders of each Default or Event of Default, and each other event that has or could have a materially adverse effect on its ability to perform its obligations under this Agreement or another Loan Document, together with a detailed description of such Default, Event of Default or other event, and all actions taken or to be taken in response thereto.

(i) Liens and Encumbrances. The Company shall not create or permit to be created or exist any Lien on any of its property now owned or hereafter acquired, other than Permitted Liens.

(j) Insurance. The Company shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Company will in any event maintain:

(i) Casualty Insurance against loss or damage covering all of the tangible real and personal property and improvements of the Company by reason of any Peril in such amounts (subject to such deductibles as shall be satisfactory to the Lenders) as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy but in any event in an amount (i) in the case of fixed assets and equipment (including vehicles), at least equal to 100% of the actual replacement cost of such assets (including foundation, footings and excavation costs), subject to deductibles as aforesaid; and (ii) in the case of inventory, not less than the fair market value thereof, subject to deductibles as aforesaid.

(ii) Automobile liability insurance against liability for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Company) at any time located at, or used in connection with, its properties or operations in such amounts as are then customary for vehicles used in connection with similar properties and businesses, but in any event to the extent required by applicable law.

(iii) Comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties (and adjoining streets, sidewalks and waterways) of the Company, in such amounts as are then customary for property similar in use in the jurisdictions where such properties are located.

(iv) Workers’ compensation insurance (including Employers’ Liability Insurance) to the extent required by applicable law.

(v) Product liability insurance against claims for bodily injury, pain and suffering, death or property damage resulting from the use of products developed, tested or sold by the Company in such amounts as are then customarily maintained by responsible persons engaged in businesses similar to that of the Company.

(vi) Other insurance as generally carried by owners of similar properties and businesses, in such amounts and against such risks as are then customary for property similar in use.

Such insurance shall name the Lenders as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional named insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this Section shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days’ notice to the Lenders. The Company will advise the Lenders promptly of any policy cancellation, reduction or amendment. Any proceeds received by the Lenders on account of any such insurance policy referred to in this Section 7(j) shall be applied by the Lenders promptly to reduce the outstanding amount of the Obligations then due and payable.

Without limiting the obligations of the Company under the foregoing provisions of this Section, in the event the Company shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section, then the Lenders may, but shall have no obligation so to do, procure insurance covering the interests of the Lenders in such amounts and against such risks as the Lenders shall deem appropriate, and the Company shall reimburse the Lenders in respect of any premiums paid by the Lenders in respect thereof.

(k) Consolidations, Mergers. The Company shall not, directly or indirectly, by operation of law or otherwise, merge with or consolidate with another Person, liquidate, windup or dissolve itself, or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or acquire by purchase or otherwise the business or assets of, or stock of, another Person; except (i) that any Subsidiary may merge into or consolidate with any other Subsidiary; and (ii) any Subsidiary may merge with or consolidate into the Company; provided that the Company is the surviving organization.

(l) Asset Sales. The Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the Lenders (which shall not be unreasonably withheld) directly or indirectly, consummate any Asset Sale.

(m) Transactions With Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, the Company delivers to the Lenders a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (A) the payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company or indemnification and similar arrangements, consulting fees, employee salaries, bonuses, employment agreements, compensation or employee benefit arrangements or incentive arrangements with any officer, director or employee of the Company or any Subsidiary (including benefits under the foregoing); (B) Restricted Payments made in compliance with Section 7(q); and (C) loans or advances to employees and reimbursement of actual out-of-pocket expenses incurred by officers, directors and employees, in each case in the ordinary course of business in an amount not to exceed $100,000 individually and $200,000 in the aggregate during any Fiscal Year.

(n) Notice of Tax Exemption. If an exemption is obtained at any time from any present or future Taxes that would otherwise be due in respect of any payment to be made by the Company under this Agreement or any other Loan Document, the Company shall promptly deliver to the Lenders a certified copy of the documents evidencing that exemption.

(o) Payment of Taxes. The Company shall pay all Taxes, assessments and other governmental charges of any kind imposed on or in respect of its income or any of its businesses or assets, or in respect of Taxes and other amounts it is required by law to withhold from amounts paid by it to its employees, before any penalty or interest accrues on the amount payable and before any Lien or other encumbrance on any of its property exists as a result of nonpayment; provided, however, that the Company shall not be required by this Section to pay any amount if it is diligently contesting its alleged obligation to pay that amount in good faith through appropriate proceedings and maintains appropriate reserves or other provisions in respect of the contested amount as may be required under GAAP.

(p) Limitation on Indebtedness. The Company and its Subsidiaries, on a consolidated basis, shall not directly or indirectly incur, create, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of, including, without limitation, by way of assumption or acquisition in a business combination any Indebtedness other than (i) pursuant to this Agreement, the other Loan Documents, and the Existing Notes; (ii) any Indebtedness that is by its terms expressly subordinated in all respects to the Obligations, on terms and conditions satisfactory to the Lenders, in their sole discretion; and (iii) Indebtedness secured by Permitted Liens.

(q) Restricted Payments. The Company shall not, and shall not permit any Subsidiary, directly or indirectly, to make a Restricted Payment other than, so long as no Event of Default shall have occurred and be continuing, or shall result therefrom, (i) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Equity Interests of the Company (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent capital contribution received by the Company from its stockholders; or (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is subordinated to the Obligations, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company; provided, that such newly issued Indebtedness is subordinated to the Obligations on the same terms as the Indebtedness so purchased, repurchased, redeemed, defeased, acquired or retired.

(r) Notices. The Company shall promptly give notice to the Lenders of: (i) any change in the Company or its operations that would adversely affect the interests of the Lenders in any material respect; (ii) any default by the Company in its obligations under the documentation governing any Indebtedness; (iii) any breach by the Company of any other contract; (iv) any litigation involving the Company or a Subsidiary; (v) any material governmental notifications and proceedings, including approval and denial notices by the FDA; (vi) any Person which has become a 5-percent stockholder, as such term is defined for purposes of Section 382 of the IRC and the Treasury Regulations (final, temporary and, as applicable, proposed) promulgated thereunder and (vii) any other development that causes or could reasonably be expected to cause a Material Adverse Effect.

(s) Cancellation of Indebtedness. The Company shall not cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices and settlement of accounts in the ordinary course of business.

(t) Subsidiaries. Neither the Company nor any Subsidiary shall acquire or create another Subsidiary without the prior consent of the Lenders, and such newly acquired or created Subsidiary shall promptly execute a Subsidiary Guaranty and a Subsidiary Security Agreement, and such other documents and such other documents and instruments as the Lenders may reasonably require, and the Company or such Subsidiary acquiring or creating such new Subsidiary shall pledge the stock of the newly acquired or created Subsidiary as Collateral.

(u) Limitation on Issuance of Equity Interests of Subsidiaries. The Company shall not sell, and shall not permit any Subsidiary, directly or indirectly, to issue or sell, any shares of Equity Interests of a Subsidiary (including options, warrants, or other rights to purchase shares of such Equity Interests) except: (i) to the Company or a wholly owned Subsidiary of the Company; or (ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Equity Interests of foreign Subsidiaries, to the extent required by applicable law.

(v) Maintenance of NOLs. Neither the Company, any Subsidiary nor any Affiliate of any thereof, shall enter into any transaction which could reasonably be expected to cause the Company, any Subsidiary or any Affiliate of any thereof to undergo an Ownership Change, other than an Excepted Transaction. For purposes of this Section 7(v), “Excepted Transaction” shall mean (a) any transaction contemplated under the this Agreement, the Restructuring Agreement, the Loan Documents, the Investment Agreement, the Registration Rights Agreement, the Existing Notes and any other certificate, instrument, agreement or other document executed or to be executed in connection herewith or therewith, and (b) any other financing transaction undertaken or to be undertaken by the Company (i) with the prior written consent of the Lenders (such consent not to be unreasonably withheld or delayed), or (ii) with respect to which the Board of Directors has considered the effect of such proposed financing transaction on the availability to the Company, any Subsidiary or any Affiliate of any thereof of net operating losses or associated tax benefits pursuant to Section 382 of the IRC arising from or related to such proposed financing transaction, and obtained the advice of outside counsel or accountants that such transaction has been structured to minimize any negative effect on the availability of such net operating losses or associated tax benefits. For the avoidance of doubt, and notwithstanding anything to the contrary herein, any change in the availability of net operating losses arising from or related to any Excepted Transactions shall not constitute a breach of or a Default or an Event of Default under this Agreement.

(w) Intellectual Property. (i) The Company shall conduct continuously and operate actively its business according to good business practices, including, without limitation, maintaining all of its licenses, Patents, Copyrights, Know-How, design rights, trade names, trade secrets and trademarks and taking all actions necessary to enforce and protect the validity and enforceability of all intellectual property rights or other right included in the Company Intellectual Property.

(ii) The Company (either itself or through licensees) will not do any act, or omit to do any act, whereby any of its Patents may become forfeited, abandoned or dedicated to the public, unless the Lenders gives their prior written consent, which shall not be unreasonably withheld or delayed.

(iii) The Company (either itself or through licensees) will continue to use each of its Trademarks in order to maintain such Trademark in full force free from any claim of abandonment for non-use, unless the Lenders give their prior written consent, which shall not be unreasonably withheld or delayed.

(iv) The Company will not (either itself or through licensees) do any act whereby any of its Copyrights may fall into the public domain, unless the Lenders gives their prior written consent, which shall not be unreasonably withheld or delayed.

(v) The Company (either itself or through licensees) will not infringe the Intellectual Property rights of any other Person.

(vi) The Company will notify the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any Company Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any agency, court or tribunal in any country) regarding, the Company’s ownership of, or the validity of, or the enforceability of, any Company Intellectual Property or the Company’s right to register the same or to own and maintain the same.

(vii) Whenever the Company, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, the Company shall promptly report such filing to the Lenders. Upon the request of the Lenders, the Company shall execute and deliver to the Lenders, any and all agreements, instruments, documents, and papers as the Lenders may reasonably request to evidence the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of the Company relating thereto or represented thereby.

(viii) The Company will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all Company Intellectual Property owned by it.

(ix) In the event that any Company Intellectual Property is infringed upon or misappropriated or diluted by a third party, the Company shall (i) take such actions as reasonably necessary to protect such Company Intellectual Property; and (ii) promptly notify the Lenders after the Company learns thereof and, to the extent, in its reasonable judgment, the Company determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(x) Investments. The Company shall not make or permit to remain outstanding any Investments except:

(i) Investments outstanding on the date hereof and identified in Schedule 7(x)(i).

(ii) Deposit accounts with banks.

(iii) Investments in the Company or a Subsidiary.

(iv) Hedging Agreements entered into in the ordinary course of the Company’s financial planning and not for speculative purposes.

(v) Advances to officers, directors and employers of such Person in the ordinary course of business (provided that such advances have been approved by a majority of the disinterested members of the Board of Directors).

(vi) Accounts receivable in the ordinary course of business on reasonable and customary trade terms.

(vii) Other investments in accordance with the Investment Guidelines.

(y) Subsidiary Indebtedness. The Company shall not permit the aggregate principal amount of Indebtedness (other than the Obligations) of its Subsidiaries at any time to exceed $1,000,000.

(z) Restrictive Agreements. (i) The Company shall not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (A) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets; or (B) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary.

(ii)(A) The foregoing paragraph, however, shall not apply to (x) restrictions and conditions imposed by law or by this Agreement, the other Loan Documents, the Existing Notes and the other contracts, agreements and other documents entered into in connection therewith; and (y) restrictions and conditions existing on the date hereof identified on Schedule 7(z)(ii) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); and (B) Clause (A) of paragraph (i) above shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; and (y) customary provisions in leases and other contracts restricting the assignment thereof.

(aa) Limitation on Layering. Notwithstanding the provisions of Section 7(p), the Company shall not incur any Indebtedness that is subordinate or junior in right of payment to the Obligations, and senior in any respect in right of payment to any Indebtedness permitted under clause (iii) of Section 7(p).

(bb) Clinical Trials. The Company will take all reasonable and necessary steps to pursue clinical evaluations related to the approvability or approval of product candidates including making all necessary filings with the FDA or other authority. The Company will not voluntarily cease any such material clinical evaluations without the Lenders’ approval.

(cc) SEC Filing Compliance. The Company shall file all required reports, schedules, registration statements and other documents with the SEC. Each report, registration statement, definitive proxy statement and information statement, including any certifications pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002 or similar certifications, filed by the Company or any Subsidiary under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company Ongoing SEC Documents”), with the SEC, (i) shall comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (ii) as of its filing date, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company Ongoing SEC Document (including the related notes and schedules thereto) shall fairly present the financial position of the entity or entities to which it relates as of its date, and each of the Income Statements and Cash Flow Statements or equivalent statements in such Company Ongoing SEC Documents (including any related notes and schedules thereto) shall fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(dd) Non-Domestic Intellectual Property. As soon as practicable after the date that the Company shall acquire any item of Non-Domestic Intellectual Property, but in no event later than the date twenty Business Days thereafter, the Company shall take all actions necessary or advisable to perfect to the maximum extent permitted or recognized under applicable law (or attain the functional equivalent of perfection of) the security interest granted to the Lenders in Non-Domestic Intellectual Property constituting Collateral, other than specific items of Non-Domestic Intellectual Property reasonably requested by the Company in writing, including a description thereof in reasonable detail (including without limitation identifying information for such item, a description thereof, its location and an estimated Dollar value therefor), which the Lenders reasonably consent in writing is not subject to perfection (or the functional equivalent of perfection cannot be obtained) of the security interest therein; provided, however, that any failure to so perfect during such twenty Business Day period, as may be extended pursuant to this Section 7(dd), other than a failure arising from the Company or any agent of the Company failing to take any such necessary or advisable action, shall not during such period constitute an Event of Default hereunder or under any other Loan Document. Upon the perfection (or the functional equivalent of perfection) of the Lenders’ security interest in an items of Non-Domestic Intellectual Property constituting Collateral, the Company shall as soon as reasonably practicable cause the delivery to the Lenders of a legal opinion of its outside counsel with respect to such perfection (or functional equivalent) in form consistent, to the extent applicable, with other legal opinions delivered by the Company’s counsel under this Agreement and the other Loan Documents and reasonably acceptable to the Lenders. Upon written request by the Company to the Lenders for consent to the non-perfection (or functional equivalent) of the security interest in any item of Non-Domestic Intellectual Property, complying with this Section 7(dd), the Lenders shall endeavor to deliver a determination with respect to such request within two Business Days after receipt thereof, provided, that in the event the Lenders shall not render such determination within two Business Days, the twenty Business Day period during which the Company is otherwise obligated pursuant to this Section 7(dd) to perfect the security interest in such item shall automatically be extended by the number of Business Days equal to the number of Business Days after such two Business Day period through the date the Lenders render such determination.

(ee) Company Milestones. The Company shall furnish to the Lenders such information as the Lenders may reasonably request in connection with the status of the Company’s efforts to achieve the Milestones on, or prior to, the applicable milestone deadline set forth on part II of Exhibit D.

(ff) Use of Proceeds. The Company shall use the proceeds of the Loans hereunder solely for (i) developing, manufacturing, marketing and sales of the Designated Products, (ii) payment of the Lenders’ fees, costs and expenses (including without limitation attorneys’ fees and expenses) in connection with the transactions contemplated by this Agreement, the Royalty Agreement, the other Loan Documents and the amendment and restatement of the Existing Notes and (iii) general corporate overhead, including fees and expenses of the Special Committee of the Company relating to this Agreement and the transactions contemplated hereby.

(gg) Information Reporting. Promptly upon the request of the Lenders, the Company shall furnish in writing to the Lenders such information as reasonably requested in connection with any calculation to be made in connection with this Agreement or the Royalty Agreement, including any calculation regarding the Cash Royalty Pro Forma Cash Balance, Maturity Date Pro Forma Cash Balance or any other calculation performed in connection with any mandatory redemption or other payment under any such agreements.

(hh) Cash and Cash Equivalents. The Company shall not convert any cash or Cash Equivalents held by the Company or any of its Subsidiaries to other assets for any purposes that include (i) causing any Fiscal Year to not become an Applicable Fiscal Year, or (ii) reducing the amounts otherwise payable pursuant to Sections 4(a) or 4(c) hereof.

8. Events of Default.

(a) If one or more of the following events (each an “Event of Default”) occurs and is continuing, the Lenders shall be entitled to exercise any or all of the remedies set forth in Section 8(b).

(i) The Company fails to pay any Obligation as and when that amount becomes due and payable.

(ii) The Company fails to perform or observe any covenant or agreement other than those referred to in Section 8(a)(i) and does not remedy the failure on or before the 10th day after it occurs.

(iii) Any representation or warranty of the Company in this Agreement or any other Loan Document proves to have been incorrect, incomplete or misleading in any material respect at the time it was made or deemed to have been made; provided, however, that the Company’s inability to provide the certification described in Section 7(b)(iv)(2) hereof shall not constitute an Event of Default under this Agreement or the other Loan Documents.

(iv) Any of the Security Documents shall cease, for any reason, to be in full force and effect; or (ii) the Lien created by any of the Security Documents shall fail to constitute a Perfected Lien in the Collateral; provided, that (A) solely with respect to any individual item of Collateral having a fair market value of $25,000 (as reasonably determined by the Company in good faith and reasonably agreed to by the Lenders) or less, such failure to maintain a Perfected Lien in such item of Collateral shall not constitute an Event of Default unless the Company does not remedy such failure on or before the 5th day after such failure occurs, (B) such failure to maintain a Perfected Lien in such item of Collateral shall not constitute an Event of Default if such failure results solely from any action or failure to act on the part of the Lenders (following notice thereof from the Company) to maintain such Perfected Lien and which action or failure to act contravenes the provisions of this Agreement, the other Loan Documents or applicable law, and (C) notwithstanding anything herein or in any Loan Document to the contrary, the failure to perfect (or attain the functional equivalent of perfection of) the security interest granted to the Lenders in any Non-Domestic Intellectual Property constituting Collateral prior to the date required therefor pursuant to Section 7(dd), shall not constitute an Event of Default.

(v) Any Event of Default (as such term is defined in any Existing Note) shall occur under such Existing Note; or the Company or any Subsidiary: (A) fails to pay any of its other Indebtedness as and when that Indebtedness becomes due and payable; or (B) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its other Indebtedness (and any cure period under such other agreement or instrument shall have expired) and, as a result of the failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any amount owing thereunder.

(vi) (A) A court enters a decree or order for relief with respect to the Company in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (B) the continuance of any of the following events for 45 days unless dismissed, bonded or discharged: (x) an involuntary case is commenced against the Company, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, or over all or a substantial part of its property, is entered; or (z) a receiver, trustee or other custodian is appointed without the consent of the Company, for all or a substantial part of the property of the Company.

(vii) (A) The Company commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (B) the Company makes any assignment for the benefit of creditors; or (C) the Board of Directors adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8(a)(vii).

(viii) Any authorization from any Governmental Authority necessary for the performance of any obligation of the Company under this Agreement or the Loan Documents is not or fails to remain valid and subsisting in full force and effect.

(ix) Any Governmental Authority takes any action that, in the determination of the Lenders could have a Material Adverse Effect on the Company.

(x) One or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against the Company and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company to enforce any such judgment.

(xi) The Company sells or otherwise disposes of all or a substantial part of its assets or ceases to conduct all or a substantial part of its business as now conducted, or merges or consolidates with any other Person without the prior written consent of the Lenders.

(xii) The Common Stock is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, The Nasdaq Stock Market, The Nasdaq SmallCap Market, The New York Stock Exchange, The American Stock Exchange and is not eligible for trading on the OTCBB for an aggregate of 10 Trading Days in any 9 month-period.

(xiii) The Company fails to achieve any of the Milestones set forth on part II of Exhibit D on or prior to the applicable milestone deadline set forth thereon.

(xiv) The Company fails to pay any Royalty when due pursuant to, or breaches any of its obligations under, the terms of the Royalty Agreement.

(b) If any Event of Default occurs and is continuing, the Lenders may, by notice to the Company, (i) declare the obligations of the Lenders hereunder (including the Commitments) to be terminated forthwith, whereupon those obligations (including the Commitments) shall immediately terminate; and/or (ii) declare all amounts payable hereunder by the Company that would otherwise be due after the date of termination to be immediately due and payable, whereupon all those amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Company; provided, however, that if any event of a kind referred to in Section 8(a)(vi) or Section 8(a)(vii) occurs, the obligations of the Lenders hereunder (including the Commitments) shall immediately terminate, and all amounts payable hereunder by the Company that would otherwise be due after the occurrence of that event shall become immediately due and payable without any such notice or other formality waived by the Company in this Section.

(c) Right of Setoff. If any amount payable hereunder is not paid as and when due, the Company authorizes the Lenders and each Affiliate of the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of setoff, banker’s Lien, counterclaim or otherwise, against any assets of the Company in any currency that may at any time be in the possession of the Lenders or that Affiliate, at any branch or office, to the full extent of all amounts due and payable to the Lenders hereunder.

(d) Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

9. Governing Law. This Agreement shall, pursuant to Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, be construed and interpreted in accordance with the law of the State of New York.

10. Jurisdiction. (a) The Company irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the Borough of Manhattan in respect of any action or Proceeding relating in any way to this Agreement or any Note (a “Proceeding”). The Company irrevocably appoints CT Corporation System, which currently maintains a New York City office situated at 111 Eighth Ave., 13th Floor, New York, New York 10011, as its agent to receive service of process or other legal summons for purposes of any Proceeding. So long as the Company has any obligation under this Agreement, it will maintain a duly appointed agent in New York City acceptable to the Lenders for the service of such process or summons and, if it fails to maintain such an agent, any such process or summons may be served on it by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to the Company at its address for notices hereunder.

(b) The Company irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any Proceeding in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York and any claim that any Proceeding brought in any such court has been brought in an inconvenient forum.

(c) The Company further irrevocably waives, to the fullest extent permitted by applicable law, any claim that any Proceeding should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Company relating in any way to this Agreement or any other Loan Document, whether or not commenced earlier. To the fullest extent permitted by applicable law, the Company shall take all measures necessary for the Proceeding to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Company.

11. Notices. All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be delivered by hand, fax or email (and in the case of fax or email, receipt confirmed immediately via telephone), or mailed first class postage prepaid, registered or certified mail, addressed as follows:

If to the Company, to:

Emisphere Technologies, Inc.

4 Becker Farm Road, Suite 103

Roseland, NJ 07068

Attention: Chief Financial Officer

Phone: (973) 532-8000

Fax: (973) 422-0125

Email: mgarone@emisphere.com

with a copy to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, NJ 07068

Attention: Michael H. Lerner, Esq.

Phone: (973) 575-2500

Fax: (973) 575-2400

Email: mlerner@lowenstein.com

If to the Lenders, to:

c/o MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, NY 10019

Fax number: (212) 262-9356

Attention: Janet Yeung

Phone: (212) 262-0005

Fax: (212) 262-9356

Email: jyeung@mhrfund.com

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attn: David I. Schultz

Phone: (212) 326-2000

Fax: (212) 326-2061

Email: dschultz@omm.com

Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or if by overnight courier or, if sent by mail, upon actual receipt.

12. Waivers. No failure or delay on the part of the Lenders in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right or of any obligation of the Company shall be effective unless given in writing and executed by the Lenders. No waiver of any such right shall be deemed a waiver of any other right hereunder.

13. Amendment. This Agreement may be amended only by an instrument in writing executed by the Company and the Lenders.

14. Further Assurances. The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents (including without limitation any intercreditor agreements and subordination agreements), as the Lenders may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. In furtherance of the foregoing, the Company shall allocate any payments due to the Lenders under this Agreement as the MHR Representative will notify the Company, and such payments, as so directed and when so made, shall discharge pro tanto the Company’s obligations to the Lenders under this Agreement.

15. Survival. The obligations of the Company under Sections 9 through 13 and 16 through 19 shall survive the full repayment and the cancellation of this Agreement and the termination of the other obligations of the Company hereunder.

16. Successors and Assigns. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the parties hereto and their respective successors and permitted assigns.

17. Headings. The headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18. MHR Representative. The Company shall be entitled to rely upon the written communications of the MHR Representative, acting on behalf of any Lender, relating to matters addressed in this Agreement as communications of the Lenders, including, without limitation, any amendments, waivers or consents made pursuant to this Agreement. Any notice, information or communication delivered to the MHR Representative shall be deemed to have been delivered to each Lender for all purposes hereof.

19. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Lenders, MHR and their respective Affiliates (including attorney’s fees) in connection with the preparation, amendment, modification, enforcement (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents, the Existing Notes and the Royalty Agreement, including the transactions contemplated hereby and thereby. To the extent incurred on or prior to the Closing Date, the Company shall, on or prior to the Closing Date, pay all such costs and expenses by wire transfer of immediately available funds to the accounts specified therefor by the MHR Representative.

[The Remainder of This Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and to be dated the day and year first above written.

COMPANY: EMISPHERE TECHNOLOGIES, INC

By:	/s/ Michael R. Garone
Name: Michael R. Garone
Title: Chief Financial Officer

LENDERS: MHR CAPITAL PARTNERS MASTER ACCOUNT LP

By:	MHR Advisors LLC,
its General Partner

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR CAPITAL PARTNERS (100) LP

By:	MHR Advisors LLC,
its General Partner

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL PARTNERS II LP

By:	MHR Institutional Advisors II LLC,
its General Partner

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR INSTITUTIONAL PARTNERS IIA LP

By:	MHR Institutional Advisors II LLC,
its General Partner

By:	/s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

List of Omitted Schedules and Exhibits

Exhibit A – Pledge and Security Agreement, a copy of which was separately filed with the Securities and Exchange Commission

Exhibit C – Investment Guidelines

Exhibit E – Company’s Operating Budget

Exhibit F – Chemical structure of proprietary Eligen® technology carrier

Exhibit G – Fairness Opinion

Exhibit H – Schedules

The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request. The registrant reserves the right to request confidential treatment of all or any part of any schedules or exhibits so requested.

EXHIBIT B

COMPLIANCE CERTIFICATE OF EMISPHERE TECHNOLOGIES, INC.

PURSUANT TO SECTION 7(b)(iv) OF

THE LOAN AGREEMENT

Reference is made to the Loan Agreement, dated as of August 20, 2014 (as amended from time to time, the “Loan Agreement”) by and among Emisphere Technologies, Inc., a Delaware corporation (the “Borrower”) and MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners (100)”), MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”) and MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA” and, together with Master Account, Capital Partners (100) and Institutional Partners II, each, a “Lender” and collectively, the “Lenders”).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

The undersigned, the duly appointed Chief Financial Officer of the Borrower, does hereby certify that (i) no Default or Event of Default has occurred and is continuing on and as of the date hereof, and (ii) the representations and warranties of the Borrower contained in the Loan Agreement and in each other Loan Document are true and correct on and as of the date hereof, except for representations and warranties made as of a specified earlier date, which remain true and correct as of such earlier date.

IN WITNESS WHEREOF, the undersigned has executed this certificate on [            ] [    ], 20    .

EMISPHERE TECHNOLOGIES, INC.

By:
Name: Title:	Michael R. Garone Chief Financial Officer

EXHIBIT D

Milestone Schedule

Part (I): Additional Borrowing Milestones

1.	The Company shall have procured at least (a) 10 kg of Vitamin B12 and (b) 700 kg of SNAC on or prior to September 30, 2014.

2.	The Company shall have procured at least an additional (a) 20 kg of Vitamin B12 (for a total of 30 kg of Vitamin B12) and (b) 600 kg of SNAC (for a total of 1,300 kg of SNAC) on or prior to December 31, 2014.

3.	The Company shall have at least 6 million tablets of Eligen-B12 manufactured and available for commercial sale on or prior to March 31, 2015.

4.	The first commercial sale of Eligen-B12 in the United States shall have taken place on or prior to June 30, 2015.

Part (II): Event of Default Milestones

(A)	Net Product Sales Milestones:

1.	The Company shall have Net Sales during the Fiscal Year ended December 31, 2015 of at least $4.3 million.

2.	The Company shall have Net Sales during the Fiscal Year ended December 31, 2016 of at least $23.0 million.

3.	The Company shall have Net Sales during the Fiscal Year ended December 31, 2017 of at least $45.7 million.

4.	The Company shall have Net Sales during the Fiscal Year ended December 31, 2018 of at least $73.5 million.

5.	The Company shall have Net Sales during the Fiscal Year ended December 31, 2019 of at least $75.3 million.

(B)	Eligen-B12 Manufacturing Milestones:

1.	The Company shall have procured at least (a) 10 kg of Vitamin B12 and (b) 700 kg of SNAC on or prior to December 31, 2014.

2.	The Company shall have procured at least an additional (a) 20 kg of Vitamin B12 (for a total of 30 kg of Vitamin B12) and (b) 600 kg of SNAC (for a total of 1,300 kg of SNAC) on or prior to March 31, 2015.

3.	The Company shall have at least 6 million tablets of Eligen-B12 manufactured and available for commercial sale on or prior to June 30, 2015.

4.	The first commercial sale of Eligen-B12 in the United States shall have taken place on or prior to September 30, 2015.

“Net Sales” means, for any period, Revenues, plus any gross sales by any non-consolidated Affiliate or sub-licensee, distributor or partner during such period, in each case with respect to all sales, transfers or other dispositions of Designated Products (whether to end-users, distributors or otherwise), less the following deductions, to the extent reasonable and customary, not already deducted from Revenues or gross sales, as applicable, and incurred with respect to the applicable sale, transfer or other disposition of the Designated Product: (i) import, export, excise and sales taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Designated Product including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when included in billing), (ii) custom duties, (iii) credits or allowances granted on returns of Designated Products actually sold, (iv) bad debt deductions actually written off during such period, and (v) trade, cash and quantity discounts, allowances and credits. The Company shall provide written notice to the Lenders of the amount of Net Sales for any applicable Fiscal Year no later than thirty (30) days following the end of such Fiscal Year.

“Revenues” means the amount ascribed to “Revenues” in the Income Statement.